UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 20, 2019

Date of Report (Date of earliest event reported)

GRIFFIN INDUSTRIAL REALTY, INC.

(Exact name of registrant as specified in charter)

Delaware	06-0868496
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Commission File Number	1-12879

641 Lexington Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code	(212) 218-7910

_____________________________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	GRIF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

The information set forth in Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On December 20, 2019, Riverbend Orlando Holdings I, LLC and Riverbend Orlando Holdings II, LLC (collectively, the “Borrowers”), each wholly owned subsidiaries of Griffin Industrial Realty, Inc. (“Griffin” or Registrant”), entered into a $6.5 million nonrecourse mortgage loan (the “Mortgage Loan”) on the approximately 100,000 square foot fully-leased industrial/warehouse building (the “Building”) in Orlando, Florida that Griffin acquired in October 2019 (such acquired property, the “Property”). The Mortgage Loan, evidenced by a Promissory Note issued by the Borrowers to Webster Bank, National Association (“Webster Bank”), has a ten year term with principal payments based on a twenty-five year amortization schedule and a variable interest rate based on the one-month LIBOR rate plus 1.75%. At closing of the Mortgage Loan, the Borrowers entered into an interest rate swap agreement with Webster Bank that effectively fixes the interest rate on the Mortgage Loan at 3.6% for the entire loan term. Approximately $5.9 million of the proceeds from the Mortgage Loan were used to repay Webster Bank for the borrowing under Griffin’s line of credit for acquisitions that was used to finance a portion of the Property’s purchase price.

Under the terms of the Mortgage Loan, the Borrowers must maintain a minimum debt service coverage ratio (the “DSCR”), calculated by dividing the trailing twelve months net operating income of the Building by the debt service on the Mortgage Loan for the DSCR test period, as further described under the terms of the Mortgage Loan, equal to or greater than 1.25 times, and the Loan to Value Ratio (as defined and further described under the Mortgage Loan) may not exceed 67.5%. The terms of the Mortgage Loan require that, if the current tenant does not exercise its option to renew its lease, commencing on January 1, 2023, an annual amount equal to a total of $1.00 per square foot shall be deposited by the Borrowers into an escrow account with Webster Bank until such escrow account balance reaches $200,000. Subject to certain terms and conditions under the Mortgage Loan, a portion of the funds in the escrow account may be released by Webster Bank for tenant improvements and lease commissions related to Approved Leases (as defined and further described under the Mortgage Loan) or the current tenant exercising their right to extend their lease. Upon extension of the Building’s existing lease or entering into a lease with a new tenant that would generate cash flow equal to the Building’s current cash flow, any balance remaining in the escrow account would be returned to the Borrowers.

Also, under the terms of the Mortgage Loan, if the Building’s current tenant does not exercise its option to renew its lease, the Borrowers are required to deposit at Webster Bank all of the net cash flow generated by the Building during the final six months of the current lease to serve as additional collateral (the “Additional Collateral”) for the Mortgage Loan. Upon entering a new lease (or leases) of space in the Building that generates cash flow equal to the Building’s current cash flow, the Additional Collateral would be released to the Borrowers.

The foregoing descriptions of the Mortgage Loan and Promissory Note are subject to and qualified in their entirety by reference to the full text of the Mortgage Loan and Promissory Note, copies of which are filed herewith as Exhibit 10.1 and Exhibit 10.2, incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

A copy of Griffin’s December 23, 2019 press release announcing the closing of the Mortgage Loan is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

Exhibit 10.1: Mortgage, Security Agreement and Fixture Filing (Securing Present and Future Advances) (Orlando, Orange County, Florida) by Riverbend Orlando Holdings I, LLC and Riverbend Orlando Holdings II, LLC. dated December 20, 2019

Exhibit 10.2: $6,500,000 Promissory Note by Riverbend Orlando Holdings I, LLC and Riverbend Orlando Holdings II, LLC. dated December 20, 2019

Exhibit 99.1:  Registrant’s December 23, 2019 Press Release (attached hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFIN INDUSTRIAL REALTY, INC.

	By:	/s/ Anthony J. Galici
Anthony J. Galici
Vice President, Chief Financial Officer
and Secretary
Dated: December 23, 2019